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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2002

First Community Financial Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Washington (State or Other Jurisdiction of Incorporation or Organization)	0-24024 (Commission File Number)	91 -1277503 (I.R.S. Employer Identification Number)

721 College St SE
Lacey, Washington 98503
(address of Principal Executive Offices)(Zip Code)

(360) 459-1100
(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits
(a)	Financial statements of business acquired.

Not applicable.
(b)	Pro Forma Financial Information

Not applicable.
(c)	Exhibits.
The following exhibits are being filed herewith and this list shall constitute the exhibit index:
Exhibit
(99)	Press Release

Item 9. Regulation FD Disclosure

On August 5, 2002, the registrant issued a press release announcing that it had entered into an Agreement and Plan of Merger with Harbor Bank, N.A., located in Gig Harbor, Washington, pursuant to which Harbor Bank will merge with and into First Community Bank, a Washington state bank and a wholly owned subsidiary of the registrant, with First Community Bank being the resulting bank. All information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
FIRST COMMUNITY FINANCIAL CORPORATION (Registrant)
Dated August 5, 2002	By: /s/ Ken F. Parsons Ken F. Parsons, Sr. President and Chief Executive Officer

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EXHIBIT 99

FOR IMMEDIATE RELEASE

CONTACT:

First Community Financial Group: Ken F. Parsons, Sr. Chief Executive Officer 360.459.1100	Harbor Bank: Richard C. Emery Chief Executive Officer 253.853.5000

First Community Financial Group to Acquire Harbor Bank

First Community Financial Group to Acquire Harbor Bank

Lacey, Wash., August 5, 2002 -- First Community Financial Group, Inc., parent company of First Community Bank of Washington (www.fcbonline.com) today announced the signing of a Definitive Agreement to acquire Harbor Bank, located in Gig Harbor, Washington.

Total estimated value of the acquisition is approximately $7 million.

Upon completion of the transaction, Harbor Bank's two branch offices will operate under the First Community Bank name. This will increase First Community Bank's locations to 21 and will significantly expand First Community Bank's market presence in Pierce County.

"This agreement continues our strategy of growth in Pierce County," said Ken F. Parsons, Sr., Chairman and CEO of First Community Financial Group and First Community Bank. "The two community-minded organizations will meld together very well. We have complementary cultures and values. We are committed to continue our focus on responding to the financial needs of businesses and individuals with service beyond expectations."

"The acquisition will provide Harbor Bank customers with a variety of additional banking products and services, including access to mortgage loans and investment services," added Richard C. Emery, CEO of Harbor Bank.

"The two companies share a focus of providing highly personalized service and a strong involvement with local communities," said Parsons. "We intend to bring additional value to Harbor Bank's customers by offering new products, an expanded ATM network and more banking locations."

Terms of the Agreement

Upon completion of the transaction, Harbor Bank shareholders will receive $10.75 per share in cash for each of their shares of Harbor Bank Stock, subject to reduction if Harbor Bank does not maintain certain minimum capital and reserve for loan loss. However, Harbor Bank may terminate the agreement if the purchase price falls below $10.00 per share.

The boards of directors of both companies have approved the transaction. Completion is expected near the end of the third quarter of 2002, and is subject to regulatory and Harbor Bank shareholder approval.

The combined organization will have assets of approximately $450 million and deposits of nearly $400 million. First Community Financial Group expects the merger to be accretive to earnings per share in 2003.

First Community Bank, established in 1979, holds total assets of $371 million and total deposits of $316 million as of June 30, 2002. First Community Bank has 19 financial centers in Southwest Washington and operates a network of 23 ATMs.

Harbor Bank was established in 1997 and is headquartered in Gig Harbor. Harbor Bank has two branches with total assets of $80 million and total deposits of $75 million.

Harbor Bank is being advised in this transaction by the investment bank of D.A. Davidson & Co. First Community Financial Group is being advised by Sandler O'Neill & Partners, L.P.

About First Community Financial Group

First Community Financial Group is the parent company of First Community Bank, a Washington state-chartered bank recognized for its entrepreneurial approach, and distinctive banking solutions. First Community Bank operates in four counties, and is headquartered in Lacey, Washington. For more information, visit www.fcbonline.com.

This press release includes forward-looking statements. These statements are identified by the use of words such as "will", "expect", "plan", "anticipate" and other words indicating future occurrences. These forward-looking statements are necessarily subject to risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements as a result of these risks and uncertainties. The specific risks relating to forward-looking statements in this release include, but are not limited to, the risk that the proposed merger is not consummated and the timing of completion, uncertainties associated with integration of operations and the attendant cost of combining the banks, the ability of the First Community Bank to retain customers of Harbor Bank following the merger, acceptance of First Community Bank's products and services in the marketplace, and intense competition within the retail banking industry.